Filed pursuant to Rule 424(b)(3)
SEC File No. 333-267449

PROSPECTUS SUPPLEMENT NO. 3

(to Prospectus dated November 14, 2022)

Nogin, Inc.

21,386,688 Shares of Common Stock Issuable Upon Exercise of Warrants

76,235,936 Shares of Common Stock

9,982,754 Warrants

This prospectus supplement updates, amends and supplements the prospectus dated November 14, 2022 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-267449). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K filed with the SEC on January 27, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “NOGN” and “NOGNW,” respectively. On January 27, 2023, the closing prices for our Common Stock and Warrants on the Nasdaq Stock Market LLC were $0.72 per ordinary share and $0.0337 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.\

The date of this prospectus supplement is January 27, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 27, 2023

Nogin, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40682	86-1370703
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 Flight Way STE 400, Tustin, California	92782
(Address of principal executive offices)	(Zip Code)

(949) 222-0209

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	NOGN	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common stock at an exercise price of $11.50 per share	NOGNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 27, 2023, Jan-Christopher Nugent, Co-Chief Executive Officer and Chairman of the board of directors (the “Board”) of Nogin, Inc. (the “Company”), resigned as the Company’s Co-Chief Executive Officer and as a member and Chairman of the Board, effective as of January 27, 2023 (the “Effective Date”). Mr. Nugent’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Jonathan S. Huberman, the Company’s other Co-Chief Executive Officer, will serve as the sole Chief Executive Officer of the Company beginning as of the Effective Date. Mr. Huberman has been the Company’s Co-Chief Executive Officer since August 2022. Following Mr. Nugent’s departure, the Board consists of six directors, four of whom are independent.

In connection with his resignation, Mr. Nugent, Nogin Commerce, Inc. and the Company entered into a Separation Agreement and Mutual Release (the “Separation Agreement”). The Separation Agreement provides that, subject to Mr. Nugent’s continued compliance with the restrictive covenants in any written agreements between Mr. Nugent and the Company, Mr. Nugent will be entitled to receive severance compensation equal to 24 months of his base salary, or $960,000, and continued coverage under the Company’s group health insurance under the Consolidated Budget Reconciliation Act of 1985 (“COBRA”) for 24 months following the Effective Date. In addition, the Company agreed to pay Mr. Nugent a cash bonus in an amount equal to $267,021, with $167,021 payable not later than February 9, 2023 and the remainder payable not later than September 29, 2023.

The Separation Agreement also contains a general release of claims in favor of the Company, a release of claims in favor of Mr. Nugent, non-disparagement provisions and provisions regarding the protection of the Company’s proprietary and confidential information that apply indefinitely and provisions requiring the return of Company property.

The foregoing description of the Separation Agreement is qualified in its entirety by the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On January 27, 2023, the Company issued a press release related to the information described in Item 5.02 above (the “Press Release”). A copy of the Press Release is furnished as Exhibit 99.1 to this Current Report.

The information set forth in Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statement and Exhibits.

(d)	Exhibits.

Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date

10.1	Separation Agreement and Mutual Release, dated January 27, 2023, by and between Nogin, Inc., Nogin Commerce, Inc. and Jan-Christopher Nugent.

99.1	Press Release dated January 27, 2023.

104	Cover Page Interactive Data File, formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Nogin, Inc.

Date: January 27, 2023	By:	/s/ Jonathan S. Huberman
	Name:	Jonathan S. Huberman
	Title:	Chief Executive Officer and President

2

Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (the “Agreement”) is made by and between Jan Nugent (“Executive”), on the one hand, and Nogin Commerce, Inc. (the “Company”), Nogin, Inc. (“Nogin”), and any and all of Nogin’s subsidiaries (collectively, with the Company and Nogin, “Nogin Entities”).

WHEREAS, Executive and the Company desire that Executive’s employment with the Company shall terminate effective as of the Separation Date (as defined below); and

WHEREAS, in connection with Executive’s termination of employment with the Company, Executive and the Company desire to enter into this Agreement upon the terms set forth herein.

NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, Executive and the Company (collectively referred to as the “parties” or individually as a “party”) hereby agree as follows:

1. Separation of Employment. Executive’s employment with the Company shall terminate effective as of January 27, 2023 (the “Separation Date”), and, as of such date, Executive’s employment with and status as an employee and officer of the Nogin Entities, as applicable, shall terminate. Executive also shall, and hereby does, effective as of the Separation Date, resign all other positions Executive may hold with the Nogin Entities, including as a director, manager or similar role. The Company and Executive acknowledge and agree that the Executive shall not be entitled to any severance or termination payments or benefits in connection therewith, other than as provided in this Agreement. Executive acknowledges that, from and after the Separation Date, the Executive is not authorized to, and shall not represent that the Executive is authorized to, represent or conduct any business on behalf of the Nogin Entities. Effective as of the date of Executive’s execution of this Agreement, the Employment Agreement between the Company and Executive, dated as of May 13, 2014 (the “Employment Agreement”) shall, except to the extent provisions of the Employment Agreement are specifically referenced herein, terminate, and neither the Company nor Executive shall have any further obligations thereunder. Effective as of the Separation Date, Executive hereby tenders, and Nogin hereby accepts, Executive’s resignation as a member of Nogin’s Board of Directors (the “Board”) and any committees thereof.

2. Accrued Compensation. Executive shall be entitled to receive the sum of: (i) the portion of Executive’s base salary earned through the Separation Date but not yet paid to Executive; (ii) any reasonable travel and other business expenses incurred by Executive prior to the Separation Date but not yet reimbursed in accordance with the Company’s expense reimbursement policy (which expenses Executive expressly acknowledges and agrees have been submitted for reimbursement prior to the Separation Date), and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

3. Severance Payments and Benefits. Subject to Section 10 below, in consideration of, and subject to and conditioned upon (i) Executive’s timely execution, and non-revocation of this Agreement on or within twenty-one (21) days following the Separation Date, and (ii) Executive’s continued compliance with the terms and conditions of Sections 3-7 of this Agreement and all restrictive covenants to which Executive is subject, the Company will pay or provide Executive the payments and benefits set forth below. Executive acknowledges and agrees that he shall not execute this Agreement prior to the Separation Date.

(a) Severance. The Company shall pay Executive an amount equal to 24 months of Executive’s base salary, i.e. $960,000 (the “Severance”). The Company shall pay the Severance in substantially equal installments in accordance with the Company’s normal payroll practices during the period commencing on the Separation Date and ending on the 30-month anniversary thereof; provided, however, that no payments shall be made prior to the first regularly-scheduled Company payroll date occurring on or after the date this Agreement becomes effective (the “First Payroll Date”) with amounts otherwise payable under the Company’s normal payroll practices prior to the First Payroll Date paid on the First Payroll Date without interest thereon;

(b) Bonus. In addition to the Severance, the Company shall pay Executive a cash bonus equal to $267,021. Of that, the Company shall pay $167,021 not later than 14 days from the execution of this Agreement and the balance (of $100,000) on or before September 29, 2023.

(c) Continued Healthcare. During the period commencing on the Separation Date and ending on the 2 year anniversary of the Separation Date (the “COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code and the regulations thereunder (together, the “Code”), the Company shall continue to provide, Executive and Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to Executive as would have applied if Executive’s employment had not been terminated based on Executive’s elections in effect on the Separation Date; provided, however, that (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, a single lump sum cash payment equal to the aggregate of all installments of such Company subsidy otherwise scheduled to be paid during the remainder of the remaining COBRA Period, plus an additional amount sufficient to cover any tax withholding applicable to such cash payment (such that Executive on an after-tax withholding basis is in the same position as if the Company subsidy had not been subject to tax withholding).

4. Mutual Release and Waiver.

(a) Executive’s Release of Claims. As a condition to Executive’s receipt of any amounts set forth in Section 3, Executive agrees that, other than with respect to the Retained Claims (as defined in Section 4(b) below), Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns hereby and forever releases the Nogin Entities and any of their respective direct or indirect subsidiaries and affiliates and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”) and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up to and including the date of the execution of this Agreement, including, without limitation:

(i) any and all claims relating to or arising from Executive’s employment or service relationship with the Releasees and the termination of that relationship;

(ii) any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;

(iii) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(iv) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Fair Labor Standards Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq., the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5, the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3, California Labor Code, the California WARN Act, Cal. Lab. Code § 1400 et seq., the California False Claims Act, Cal. Gov’t Code § 12650 et seq., or under the California Labor Code, as such laws have been or may be amended;

(v) any and all claims for violation of the federal or any state constitution;

(vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(vii) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(viii) Any and all claims for “back-pay” (other than accrued but unpaid salary for the current pay period and ordinary course unpaid expense reimbursements in accordance with Company policies, in each case, if any), prior period bonuses, incentive compensation or other compensation or benefits of any kind for Executive’s prior services to the Company or its subsidiaries and affiliates; and

(ix) any and all claims for attorneys’ fees and costs.

Notwithstanding the foregoing, and for the avoidance of doubt, Executive does not waive any right or claim that arises against the Company, Nogin, or the Nogin Entities after the date of this Agreement.

(b) Executive’s Retained Claims. Executive agrees that the release set forth in this Section 4 shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the foregoing, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies that Executive may have with respect to (i) payments or benefits under Section 3 of this Agreement, which payments and benefits (among other good and valuable consideration) are provided in exchange for this release, (ii) Executive’s right to indemnification pursuant to contract or applicable law or (iii) Executive’s rights as an Excess Cash Stockholder (as defined in the Agreement and Plan of Merger, dated as of February 14, 2022, by and among Software Acquisition Group Inc. III, Nuevo Merger Sub, Inc., and Branded Online, Inc. dba Nogin, as amended) (collectively, the “Retained Claims”). For the avoidance of doubt, this Release does not relinquish Executive’s ownership of shares of common stock of the Company or Nogin. This release also does not release claims that cannot be released as a matter of law, including, but not limited to claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of Section 4980B of the Code, claims to any benefit entitlements vested as the Separation Date, pursuant to written terms of any employee benefit plan of the Nogin Entities and Executive’s right under applicable law, and Executive’s right to participate in a claim or charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment (any such body or government agency, an “EEO Commission”), against any member of the Nogin Entities, provided, however, that Executive expressly understands and agrees that Executive’s release of claims herein bars Executive from recovering any monetary relief from the Company or any Releasee, including in connection with any such claim or charge and Executive further agrees that, to the extent Executive has previously filed any claim or charge with any EEO Commission, Executive agrees to promptly withdraw and not take any action to affirmatively pursue such claim or charge. This release further does not prevent Executive from reporting possible violations of federal law or regulation to any United States or state governmental agency or entity in accordance with any whistleblower protection provisions of the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

(c) Nogin Entities’ Release of Claims. Except as to the representations, warranties, and obligations set forth in this Agreement, in consideration for the Executive’s release and waiver of claims herein and other good and valuable consideration, each of the Company and Nogin, on behalf of themselves and the Nogin Entities, hereby and forever releases, waives, remises and discharges Executive from any and all claims, complaints, charges, or causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Nogin Entities may possess against Executive arising from any omissions, acts, facts, or damages that have occurred up to and including the date of the execution of this Agreement. Notwithstanding the foregoing, the Company and Nogin do not release or waive (i) any right or claim that arises against the Executive after the date of this Agreement, (ii) any claim against the Executive for or based on the Executive’s criminal conduct, or (iii) any right the Company, Nogin or the Nogin Entities may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive and any Nogin Entity as a result of any act or failure to act for which the Executive and such Nogin Entity are jointly liable.

(d) Executive and the Nogin Entities hereby acknowledges that each have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive and the Nogin Entities, being aware of said Code section, hereby expressly waive any rights Executive may have thereunder, as well as any other statutes or common law principles of similar effect.

(e) Executive’s Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

(f) Acknowledgement. Executive understands and acknowledges that this waiver and release is knowing and voluntary. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this release and (ii) this release shall be effective immediately upon Executive’s execution.

(g) Effective Date. Executive has seven days after Executive has signed this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement (the “Effective Date”), so long as it has been signed by the parties and has not been revoked by Executive before that date.

(h) Voluntary Execution of Release. Executive understands and agrees that Executive executed this release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this release; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this release; (c) Executive has been represented in the preparation, negotiation, and execution of this release by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this release and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this release.

5. Return of Company Property. On the Separation Date, as a condition to Executive’s receipt of the payments and benefits under Section 3 hereof, Executive shall return any and all property and equipment of the Nogin Entities, including (i) all keys, files, lists, books and records (and copies thereof) of, or in connection with, the Nogin Entities’ business, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and all other property belonging to the Company in Executive’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Executive’s possession relating to any Confidential Information (as defined below), including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and that Executive has not made or retained, and shall not make or retain, any copy or extract of any of the foregoing; provided, however, that Executive may retain Executive’s telephone and laptop and copies of Executive’s own personnel, payroll and benefit documents after surrendering such telephone, laptop and documents to the Company for removal of any Confidential Information to the Company’s satisfaction.

6. Confidentiality.

(a) Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Nogin Entities members) any confidential or proprietary information or trade secrets of or relating to the Company or its affiliates (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by any member of the Nogin Entities, whether in tangible or intangible form, information with respect to any member of the Nogin Entities operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to Executives or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company and its affiliates (and any successor or assignee thereof). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 6(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b) Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order, (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

7. Restrictive Covenants; Continued Goodwill; Non-Disparagement.

(a) Reaffirmation of Restrictive Covenants. Executive expressly re-affirms the terms, conditions and restrictions set forth in the Employment Agreement, including Sections 6 and 8.11, and agrees and acknowledges that the Nogin Entities shall have the right to enforce such agreements in accordance with their terms.

(b) Continued Goodwill and Non-Disparagement. Subject to Section 6(b) above, following the Separation Date, Executive agrees not to speak, publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on any of the Company or any of its affiliates, or that are otherwise disparaging of any of the Company’s, its affiliates or any of their past or present officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards, other than in response to statements made by the Nogin Entities or their officers, directors, or employees regarding Executive.

Executive further agrees, as a sign of his continued goodwill, to respond to any inquiries regarding the reasons for his separation from Nogin with a statement to the effect that the separation was made solely for personal reasons. The Nogin Entities agree to instruct their respective directors and executive officers to not publicly disparage Executive other than (A) in connection with providing any truthful testimony or other response to or in connection with any legal, judicial or governmental investigation or proceeding, or (B) statements made in response to Executive’s statements made concerning any Nogin Entity, its affiliates or any of their respective directors, employees or other representatives.

8. Injunctive Relief. It is recognized and acknowledged by Executive that a breach of the covenants contained or referred to in Section 6 and 7 hereof will cause irreparable damage to the Nogin Entities, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained or referred to in Section 6 and 7 hereof, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief. It is likewise recognized by the Nogin Entities that a breach of the covenants contained or referred to in Section 7(b) hereof will cause irreparable damage to the Executive, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Nogin Entities agree that in the event of a breach of any of the covenants contained or referred to in Section 7(b) hereof, in addition to any other remedy which may be available at law or in equity, the Executive will be entitled to specific performance and injunctive relief.

9. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California without reference to the principles of conflicts of law of the State of California or any other jurisdiction that would result in the application of the laws of a jurisdiction other than the State of California, and where applicable, the laws of the United States.

10. Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges. To the extent any taxes may be due on the payments to Executive provided in this Agreement beyond any withheld by the Company, Executive agrees to pay them himself. Executive further agrees to provide any and all information pertaining to Executive upon request as reasonably necessary for the Company and its affiliates to comply with applicable tax laws.

11. General Provisions.

(a) Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b) Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(c) Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Nogin Entities, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(d) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either party may specify in writing.

(e) Survival. For the avoidance of doubt, Sections 4-11 of this Agreement shall survive the expiration, revocation or termination of this Agreement.

(f) Entire Agreement. The terms of this Agreement is intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(g) Code Section 409A.

(i) The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(iii) To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year and the amount of in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

(h) Consultation with Legal and Financial Advisors. By executing this Agreement,

Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.

(i) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

NOGIN COMMERCE, INC.

By:	/s/ Jonathan S. Huberman	Date:	January 27, 2023
Name: Jonathan S. Huberman
Title: President and Co-CEO

NOGIN, INC.

By:	/s/ Jonathan S. Huberman	Date:	January 27, 2023
Name: Jonathan S. Huberman
Title: President and Co-CEO

EXECUTIVE

/s/ Jan Nugent		Date:	January 27, 2023
Jan Nugent

Address: